Exhibit 15.2

THIRD PARTY REPORT

RESERVES ESTIMATION AND VALUATION OF

(CHAD AND KAZAKHSTAN — PKKR & KOLZHAN)

AS OF 31st DECEMBER, 2011

Prepared for

PETROCHINA COMPANY LIMITED

APRIL, 2012

CONFIDENTIAL

This document contains proprietary and confidential information which may not, without the express written permission of Gaffney, Cline & Associates, be released to any third party in any form, copied in any way or reproduced, nor utilized for any purpose except that for which it is intended, and must be returned upon request.

www.gaffney-cline.com

PetroChina	Copy No. 1	KK1815 & K1816

Gaffney, Cline & Associates (Consultants) Pte. Ltd. 80 Anson Road #31-01C Fuji Xerox Towers Singapore 079907 Telephone: +65 6225 6951

www.gaffney-cline.com

DSR/dh/L0168/2012/KK1815 & KK1816	3rd April, 2012

PetroChina Company Limited

9 Dongzhimen North Street, Dongcheng District

Beijing 100007

China

Dear Gentlemen,

THIRD PARTY REPORT

RESERVES ESTIMATION AND VALUATION OF

(CHAD AND KAZAKHSTAN — PKKR & KOLZHAN)

AS OF 31st DECEMBER, 2011

INTRODUCTION

Gaffney, Cline & Associates (“GCA”) was requested by China National Oil and Gas Exploration and Development Corporation International Holding Ltd. (“CNODCI”), to conduct reserves estimation and valuation (as of 31st December, 2011) of selected petroleum assets in Chad and Venezuela, in which CNODCI has current interests. The SEC Executive and SEC Technical Reports were submitted to CNODCI in January and February, 2012, respectively.

At about the same time with the above project preparation, GCA was requested by PetroKazakhstan Inc (“PKI”) to conduct reserves estimation and evaluation (as of 31st December, 2011) of selected petroleum assets in Kazakhstan, in which PKI has current interests. The Kazakhstan assets cover five subsidiaries involved in oil and gas exploration and production under PKI — JSC PetroKazakhstan Kumkol Resources (PKKR), JSC Turgai Petroleum (TP), JSC Kazgermunai (KGM), PetroKazakhstan Ventures Inc. (PKVI) and Kolzhan LLP (Kolzhan).

Related to the Kazakhstan Project, PKI requested GCA to prepare a third party report for CNODCI. The third party report is required since PKI is an integrated oil and gas company owned by CNODCI and JSC KazMunaiGas Exploration Production (KMG EP). CNODCI holds 67% Wl and KMG EP 33% Wl in PKI; therefore, indirectly CNODCI holds interest in the assets owned by PKI. The Third Party Reports on Kazakhstan assets (SEC Executive and SEC Technical) were submitted to PKI and CNODCI in February, 2012, respectively.

Recently, CNODCI requested GCA to prepare a Third Party Report intended to be submitted to PetroChina Company Limited (PetroChina). This report is to summarize the results of reserves estimation and valuation as of 31st December, 2011 as mentioned above of only selected petroleum assets. The selected petroleum assets determined by CNODCI are in Chad and Kazakhstan (PKKR & Kolzhan).

UEN: 198701453N

DSR/dh/L0168/2012/KK1815 & KK1816 PetroChina (Third Party Report)

METHODOLOGY

In carrying out the review, GCA relied upon information and data provided either through CNODCI or PKI (for PKKR & Kolzhan assets), which comprised: basic engineering data; geoscience information and engineering interpretations associated with such data; other technical reports; costs and commercial data; and development plans. The available data and interpretations were reviewed for reasonableness and the latter adjusted where appropriate.

The results presented in this report are based upon information and data made available to GCA on or before 16th December, 2011. The Reserve Estimates, forward production estimates and Net Present Value (“NPV”) computations as presented herein are based upon these data and represent GCA’s opinion as of 31st December, 2011.

It is GCA’s considered opinion that the estimates of oil and gas reserve volumes as of 31st December, 2011, presented in this document are, in aggregate, reasonable and were prepared in accordance with the Final Rule of Modernization of Oil and Gas Reporting (17 CFR Parts 210, 211, 229 and 249) published by the US Securities and Exchange Commission (SEC) on 14th January, 2010 on Federal Register/ Vol. 74, No. 9 (see web version: http://www.sec.gov/rules/final/2010/33-8995fr.pdf). The definitions are applicable to the Proved reserve categories and sub-classifications.

Economic models were constructed based on terms of the applicable petroleum contracts as provided by CNODCI or PKI, in order to calculate CNODCI’s net revenue interest Proved reserves. As of 31st December, 2011, all Proved SEC reserves were allocated up to the end of the license contract period only.

As per SEC guidelines, the oil prices which were used in the evaluation are the unweighted 12-month arithmetic averages of the first-day-of-the month price for each month within the 12-month period (January to December, 2011) prior to the end of reporting period, unless prescribed by contract. Those prices were not escalated throughout the evaluation period except where alternate prices are prescribed by contract. The report also summarises the sensitivity results in which oil prices were escalated throughout the evaluation period except as prescribed by contract. The historical 12-month oil prices were supplied by CNODCI or PKI.

Future capital costs were derived from development program forecasts prepared by CNODCI or PKI for each production unit and corresponding recent historical unit cost data. The recent historical cost data for each relevant production unit were utilized to determine current operating cost conditions. These costs were not escalated throughout the evaluation period in the Base Case; however the future capital and Operating Costs were escalated in the sensitivity analysis.

CNODCI’s net reserve volumes are derived by converting calculated net revenues accruing to CNODCI under the terms of the relevant petroleum contract into equivalent barrels of oil utilising the average 2011 oil pricing explained above. The CNODCI net revenue interest volumes reported in this document represent those amounts that are determined to be attributable to CNODCI’s net economic interest after the deduction of amounts attributable to third parties (government and other working interest partners).

Net Present Value (“NPV”) computations were also undertaken and derived using cost and production profiles input to the various economic models established for the different petroleum contracts. These NPVs represent future net revenue, after taxes, attributable to the interests of CNODCI, discounted over the economic life of the project at a specified discount rate to a present value as of 31st December, 2011. NPV results are also presented for the sensitivity analysis using the escalated oil and gas prices and Capital and Operating Costs. Unless otherwise stated, no opening tax positions were considered.

A glossary of abbreviations and key industry standard terms, some or all of which may be used in this report, is attached as Appendix I.

DSR/dh/L0168/2012/KK1815 & KK1816 PetroChina (Third Party Report)

1.	RESULTS SUMMARY

1.1	Net Reserves

The following tables present the net entitlement Proved Developed, Proved Undeveloped and Total Proved oil reserves attributable to CNODCI’s working interests (Wl) estimated in accordance with SEC guidelines.

As required under SEC guidelines, these estimates were prepared under the prevailing fiscal terms and exclude any government share. The economic cut offs were applied using costs and prices which are unescalated throughout the period of calculation, except where alternate prices are prescribed by contract. The oil prices used for these computations were the un-weighted 12-month arithmetic average of the first-day-of-the month price for each month within the 12-month period (January to December, 2011).

NET ENTITLEMENT PROVED OIL RESERVES

AS OF 31st DECEMBER, 2011

Country	Proved Developed	Proved Undeveloped	Total Proved
	(Mstb)	(Mstb)	(Mstb)
CHAD	29,306	—	29,306
KAZAKHSTAN
PKKR	49,433	6,550	55,982
Kolzhan	4.721	10,471	15,193

Subtotal Kazakhstan	54,754	17,021	71,175

TOTAL CNODCI	83,460	17,021	100,481

Notes:

1.	Royalty is paid in kind in Chad
2.	Totals may not add exactly due to rounding errors.

1.2	Gross Volumes

Gross production volumes are presented for reference information only. They represent a 100% working interest in commercially recoverable volumes, i.e. after economic cutoffs have been applied. Gross volumes include volumes attributable to third parties, government and other working interest partners.

GROSS PROVED OIL RESERVES

AS OF 31st DECEMBER, 2011

Country	Proved Developed	Proved Undeveloped	Total Proved
	(Mstb)	(Mstb)	(Mstb)
CHAD	33,492	—	33,492
KAZAKHSTAN
PKKR	73,780	9,775	83,556
Kolzhan	7,057	15,629	22,686

Subtotal Kazakhstan	80,837	25,404	106,242

TOTAL CNODCI	114,329	25,404	139,734

Note:    Totals may not add exactly due to rounding errors.

DSR/dh/L0168/2012/KK1815 & KK1816 PetroChina (Third Party Report)

1.3	Net Present Values

The NPVs as of 31st December, 2011 of estimated cash flows discounted at 10%, after taxes, attributable to CNODCI’s working interest in the projects identified above (excluding any balance sheet adjustments or financing costs), are summarised below.

NET PRESENT VALUES ATTRIBUTABLE TO CNODCI

AS OF 31st DECEMBER, 2011

DISCOUNT RATE 10%

Country	Proved Developed	Proved Undeveloped	Total Proved
	(U.S.$ MM)	(U.S.$ MM)	(U.S.$ MM)
CHAD	469	—	469
Kazakhstan
PKKR	872	83	956
Kolzhan	77	150	227

Subtotal Kazakhstan	949	234	1,183

TOTAL CNODCI	1,418	234	1,652

Notes:

1.	No opening tax positions or un-recovered balances are available.
2.	Totals may not add exactly due to rounding errors.

The NPVs were calculated on the basis of SEC guidelines under which the economic cut-offs were applied using unescalated costs and constant prices. The crude oil prices used for these computations were the un-weighted 12-month arithmetic average of the first-day-of-the month price for each month within the 12-month period (January to December, 2011) except in instances where alternate prices are prescribed by contract.

DSR/dh/L0168/2012/KK1815 & KK1816 PetroChina (Third Party Report)

1.4	Sensitivity Analysis

Sensitivity analysis has been carried out on the oil prices. In the sensitivity analysis, oil prices were escalated throughout the evaluation period except prescribed by contract. In addition to the escalated oil prices, CAPEX and OPEX were escalated. The sensitivity results are summarised on the following.

NET PRESENT VALUES ATTRIBUTABLE TO CNODCI

SENSITIVITY RESULTS

AS OF 31st DECEMBER, 2011

DISCOUNT RATE 10%

Country	Proved Developed	Proved Undeveloped	Total Proved
	(U.S.$ MM)	(U.S.$ MM)	(U.S.$ MM)
CHAD	469	—	469
KAZAKHSTAN
PKKR	770	70	840
Kolzhan	68	131	199

Subtotal Kazakhstan	838	200	1,039

TOTAL CNODCI	1,307	200	1,508

Notes:

1.	No sensitivity analysis has been carried out in Chad since currently CNODCI receives the constant price of U.S.$68/bbl as prescribed by the contract with Chad Government.
2.	No opening tax positions or un-recovered balances are available.
3.	Totals may not add exactly due to rounding errors.

2.	BASIS OF OPINION

This report has been compiled under the supervision of Mr. David S. Ahye. Mr. Ahye is a Principal Advisor for the Asia Pacific region, based in Singapore. He has over 30 years’ experience in the petroleum industry and has managed numerous reserves certification audits. Mr. Ahye holds a Bachelor’s Degree (Honours) in Chemical Engineering.

This assessment was conducted within the context of GCA’s understanding of the effects of petroleum legislation, taxation and other regulations that currently pertain to the various properties. However, GCA is not in a position to attest to the property title, financial interest relationships or encumbrances thereon for any part of the properties reviewed.

It should be understood that any evaluation, particularly one involving future petroleum developments, may be subject to significant variations over short periods of time, as new information becomes available and perceptions change.

DSR/dh/L0168/2012/KK1815 & KK1816 PetroChina (Third Party Report)

GCA acted as independent reserve auditors. The management and employees of GCA have no direct or indirect interest holding in either CNODCI/PKI/PetroChina or its affiliated companies. GCA’s remuneration was not in any way contingent upon reported reserve estimates. No representations are made herein in respect of property title or encumbrances thereon. The economic analyses presented have been utilized solely for the calculation of net reserves and do not represent assessments of market value. This report has been prepared for PetroChina and should not be used for purposes other than those for which it is intended.

Yours faithfully,

GAFFNEY, CLINE & ASSOCIATES (CONSULTANTS) PTE LTD

David S. Ahye

Principal

DSR/dh/L0168/2012/KK1815 & KK1816 PetroChina (Third Party Report)

APPENDIX I

GLOSSARY

DSR/dh/L0168/2012/KK1815 & KK1816 PetroChina (Third Party Report)

List of Standard Oil Industry Terms and Abbreviations

ABEX	Abandonment Expenditure	DWT	Dead-weight ton
ACQ	Annual Contract Quantity	E&A	Exploration & Appraisal
°API	Degrees API (American	E&P	Exploration and Production
	Petroleum Institute)	EBIT	Earnings before Interest and Tax
AAPG	American Association of Petroleum	EBITDA	Earnings before interest, tax,
	Geologists		depreciation and amortisation
AVO	Amplitude versus Offset	El	Entitlement Interest
A$	Australian Dollars	EIA	Environmental Impact Assessment
B	Billion (109)	EOR	Enhanced Oil Recovery
Bbl	Barrels	EUR	Estimated Ultimate Recovery
/Bbl	per barrel	EMV	Expected Monetary Value
Bbbl	Billion Barrels	FDP	Field Development Plan
BHA	Bottom Hole Assembly	FEED	Front End Engineering and Design
BHC	Bottom Hole Compensated	FPSO	Floating Production, Storage and
Bscf or Bcf	Billion standard cubic feet		Offloading
Bscf/d or Bcf/d	Billion standard cubic feet per day	FSO	Floating Storage and Offloading
Bm3	Billion cubic metres	ft	Foot/feet
bcpd	Barrels of condensate per day	Fx	Foreign Exchange Rate
BHP	Bottom Hole Pressure	g	gram
blpd	Barrels of liquid per day	g/cc	grams per cubic centimetre
bpd	Barrels per day	gal	gallon
boe	Barrels of oil equivalent @xxx mcf/bbl	gal/d	gallons per day
boepd	Barrels of oil equivalent per day@	G&A	General and Administrative costs
	xxx mcf/bbl	GBP	Pounds Sterling
BOP	Blow Out Preventer	GDT	Gas Down to
bopd	Barrels oil per day	GIIP	Gas initially in place
bwpd	Barrels of water per day	Gj	Gigajoules (one billion Joules)
BS&W	Bottom sediment and water	GOR	Gas Oil Ratio
BTU	British Thermal Units	GTL	Gas to Liquids
bwpd	Barrels water per day	GWC	Gas water contact
CBM	Coal Bed Methane	HDT	Hydrocarbons Down to
CO2	Carbon Dioxide	HSE	Health, Safety and Environment
CAPEX	Capital Expenditure	HSFO	High Sulphur Fuel Oil
CCGT	Combined Cycle Gas Turbine	HUT	Hydrocarbons up to
cm	centimetres	H2S	Hydrogen Sulphide
CMM	Coal Mine Methane	IOR	Improved Oil Recovery
CNG	Compressed Natural Gas	IPP	Independent Power Producer
Cp	Centipoise (a measure of viscosity)	IRR	Internal Rate of Return
CSG	Coal Seam Gas	J	Joule (Metric measurement of
CT	Corporation Tax		energy. 1 kilojoule = 0.9478 BTU)
Cum	Cumulative	k	Permeability
DCQ	Daily Contract Quantity	KB	Kelly Bushing
Deg C	Degrees Celsius	KJ	Kilojoules (one Thousand Joules)
Deg F	Degrees Fahrenheit	kl	Kilolitres
DHI	Direct Hydrocarbon Indicator	km	Kilometres
DST	Drill Stem Test	km2	Square kilometres

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DSR/dh/L0168/2012/KK1815 & KK1816 PetroChina (Third Party Report)

kPa	Thousands of Pascals measurement	p.a.	Per annum
	of pressure)	Pa	Pascals (metric measurement of pressure)
KW	Kilowatt	P&A	Plugged and Abandoned
KWh LKG	Kilowatt hour Lowest Known Gas	PD	Proved Developed
LKH	Lowest Known Hydrocarbons	PDP	Proved Developed Producing
LKO	Lowest Known Oil	PDNP	Proved Developed Non-producing
LNG	Liquefied Natural Gas	PI	Productivity Index
LoF	Life of Field	PJ	Petajoules(10[1][5] Joules)
LPG	Liquefied Petroleum Gas	PSDM	Post Stack Depth Migration
LTI	Lost Time Injury	psi	Pounds per square inch
LWD	Logging while drilling	psia	Pounds per square inch absolute
m	Metres	psig	Pounds per square inch gauge
M	Thousand	PUD	Proved Undeveloped
m3	Cubic metres	PVT	Pressure volume temperature
Mcf or Mscf	Thousand standard cubic feet	P10	10% Probability
MCM	Management Committee Meeting	P50	50% Probability
mD	Measure of Permeability in	P90	90% Probability
	millidarcies	RF	Recovery factor
MD	Measured Depth	RFT	Repeat Formation Tester
MDT	Modular Dynamic Tester	RT	Rotary Table
Mean	Arithmetic average of a set of	Rw	Resistivity of water
	numbers	SCAL	Special core analysis
Median	Middle value in a set of values	cf or scf	Standard Cubic Feet
MFT	Multi Formation Tester	cf/d or scf/d	Standard Cubic Feet per day
mg/l	milligrames per litre	scf/ton	Standard cubic foot per ton
MJ	Megajoules (One Million Joules)	SL	Straight line (for depreciation)
Mm3	Thousand Cubic metres	So	Oil Saturation
Mm3d	Thousand Cubic metres per day	SPE	Society of Petroleum Engineers
MM	Million	SPEE	Society of Petroleum Evaluation Engineers
MMbbl	Millions of barrels	ss	Subsea
MMBTU MMcf or MMscf	Millions of British Thermal Units Million standard cubic feet	stb	Stock tank barrel
MMstb	Millions of Stock tank barrel	STOIIP	Stock tank oil initially in place
Mode	Value that exists most frequently in	Sw	Water Saturation
	a set of values = most likely	T	Tonnes
Mscf/d	Thousand standard cubic feet per	TD	Total Depth
	day	Te	Tonnes equivalent
MMscf/d	Million standard cubic feet per day	THP	Tubing Head Pressure
MW	Megawatt	TJ	Terajoules (10[12] Joules)
MWD	Measuring While Drilling	Tscf or Tcf	Trillion standard cubic feet
MWh	Megawatt hour	TCM	Technical Committee Meeting
mya	Million years ago	TOC	Total Organic Carbon
NGL	Natural Gas Liquids	TOP	Take or Pay
N2	Nitrogen	Tpd	Tonnes per day
NPV	Net Present Value	TVD	True Vertical Depth
OBM	Oil Based Mud	TVDss	True Vertical Depth Subsea

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DSR/dh/L0168/2012/KK1815 & KK1816 PetroChina (Third Party Report)

OCM	Operating Committee Meeting	USGS	United States Geological Survey
ODT	Oil down to
OPEX	Operating Expenditure
OWC	Oil Water Contact
U.S.$	United States Dollar	2Q06	Second quarter (3 months) of 2006 (example of date)
VSP	Vertical Seismic Profiling
WC	Water Cut	2D	Two dimensional
Wl	Working Interest	3D	Three dimensional
WPC	World Petroleum Council	4D	Four dimensional
WTI	West Texas Intermediate	1P	Proved Reserves
wt%	Weight percent	2P	Proved plus Probable Reserves
1H05	First half (6 months) of 2005	3P	Proved plus Probable plus
	(example of date)		Possible Reserves
		%	Percentage

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